Exhibit 10.18

CALLON PETROLEUM COMPANY

PHANTOM SHARE AWARD AGREEMENT

Grantee:  __________

1.Grant of Phantom Shares.  As of the Grant Date (identified in Section 11 below), Callon Petroleum Company (the “Company”), hereby grants ______ Phantom Shares (“Phantom Shares”) to the Grantee identified above, a key employee of the Company, subject to the terms and conditions of this agreement (the “Agreement”) and the Callon Petroleum Company 2011 Omnibus Incentive Plan, as amended (the “Plan”).  The Plan is hereby incorporated in its entirety into this Agreement by this reference.  This Agreement is an Incentive Agreement as described in the Plan.

2.Definitions.  All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise specifically defined herein.

3.Agreement Term.  This Agreement shall commence on the Grant Date (identified in Section 11) and terminate without further action on the date that all the Phantom Shares under this Agreement are either fully paid upon vesting, or they expire and are forfeited without vesting, pursuant to the terms and conditions of the Plan and this Agreement.

4.Normal Vesting.  All the Phantom Shares subject to this Agreement shall vest in accordance with the Vesting Schedule set forth in Section 11.

5.Accelerated Vesting and Events of Forfeiture.

5.1.Separation from Service for Cause.  In the event of the Grantee’s Separation from Service for Cause, all the vested (to the extent not already paid by the Company) and non-vested Phantom Shares then outstanding as of the Separation from Service date shall immediately expire, terminate and become forfeited, and shall not be paid or become exercisable to any extent.  No further action is needed to effectuate the forfeiture of all the Grantee’s Phantom Shares due to a termination for Cause.

5.2.Change in Control.  In the event of the Grantee’s involuntary Separation from Service without Cause within the two-year period immediately following the effective date of a Change in Control (“Change in Control Date”), all non-vested Phantom Shares then outstanding shall become 100% vested as of the date of the Grantee’s Separation from Service, which shall be the Vesting Date.  Any amount due shall be payable in accordance with Section 6.

5.3.Separation from Service upon Retirement or Qualified Separation from Service.  In the event of Grantee’s Separation from Service due to Retirement of Grantee, all unvested Phantom Shares as of the Separation from Service date shall fully vest and any amount due shall be payable in accordance with Section 6.  Notwithstanding the foregoing, the Committee may determine, in its sole and absolute discretion that the Phantom Shares shall vest on a “Qualified

Separation from Service.”  For purposes hereof, a “Qualified Separation from Service” is defined as a Separation from Service, other than for Cause, following a minimum of ten (10) years of Employment service with the Company and so long as (i) Grantee has attained the age of fifty-five (55) and (ii) Grantee enters into an agreement not to compete with the Company and its Affiliates for a period of at least one year, which agreement, both in form and substance, is provided by the Committee or is otherwise satisfactory to the Committee.  For purposes of this Agreement, and notwithstanding any different definition in the Plan, the term “Retirement” shall mean the Separation of Service of the Grantee, other than for Cause, constituting retirement for age on any date after Grantee attains the age of seventy (70).

5.4.Separation from Service upon Disability.  In the event of Grantee’s Separation from Service due to the Disability of Grantee, all unvested Phantom Shares as of the Separation from Service date shall be 100% vested.  Any amount due shall be payable in accordance with Section 6.

5.5.Separation from Service upon Death.  In the event of Grantee’s Separation from Service due to the death of Grantee, all unvested Phantom Shares shall be 100% vested as of the date of death.  Any amount due shall be payable in accordance with Section 6 to the Grantee’s surviving spouse, if any, who shall be his sole primary beneficiary.  In the event that there is no surviving spouse, then such benefits shall be paid to the Grantee's estate upon receipt of proper instructions by the Committee.

5.6.Separation from Service for Other Reason.  Except as provided above in Sections 5.1, 5.2, 5.3, 5.4 and 5.5, in the event of the Grantee’s voluntary or involuntary Separation from Service for any other reason at any time before all the Phantom Shares are 100% vested, all of the non-vested Phantom Shares as of the Separation from Service date shall automatically expire and become forfeited, and no additional vesting shall occur after such date.

5.7.Vesting Date due to Separation from Service.  In the event of a Separation from Service pursuant to Sections 5.3, 5.3, 5.4, or 5.5, the date of Grantee’s Separation from Service shall be the Vesting Date under Section 11.4.  Any amount due shall be payable in accordance with Section 6.

6.Payment for Phantom Shares upon Vesting Date.  Subject to Section 7, upon vesting of a Phantom Share, the Grantee shall be entitled to receive a cash lump sum payment in an amount, net of applicable withholdings, if any, that is equal to the Fair Market Value (the “FMV”) of each vested Phantom Share on the Vesting Date.  This amount shall be paid by the Company within forty-five (45) calendar days from the Vesting Date.

For purposes herein, while the Company is a Publicly Held Corporation, and notwithstanding any different definition that may be in the Plan, the Fair Market Value of one Share on the date in question shall be (i) the average of the opening and closing prices on such day for a Share as quoted on the New York Stock Exchange, the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or the national securities exchange on which Shares are then principally listed or admitted to trading, or (ii) if not quoted on a national securities exchange, the average between the reported high and low or the closing bid and asked prices for a Share as quoted by the National Quotation Bureau's “Pink Sheets” or the National Association of Securities Dealers' OTC Bulletin Board System.  If there was no public trade of Company Stock on the date in question, Fair Market Value shall be determined by reference to the last preceding date on which such a trade was so reported.

If the Company is not a Publicly Held Corporation at the time a determination of the Fair Market Value of the Company Stock is required to be made hereunder, the determination of Fair Market Value for purposes of the Plan shall be made by the Committee in its discretion as it deems appropriate.  In this respect, the Committee may rely on such financial data, appraisals, valuations, experts, and other sources as, in its sole and absolute discretion, it deems advisable under the circumstances.  With respect to Phantom Share Awards subject to Code Section 409A, the Fair Market Value shall be determined by the Committee in a manner that is consistent with the requirements of Code Section 409A.

7.Six Month Delay.  To the extent (a) any delivery of cash to which Grantee becomes entitled under this Agreement in connection with Grantee’s Separation from Service constitutes deferred compensation subject to Code Section 409A, and (b) Grantee is deemed at the time of such Separation from Service to be a “specified employee” under Code Section 409A, then such delivery shall not be made or commence until the earliest of (1) the expiration of the six (6) month period measured from the date of Grantee’s Separation from Service or (2) the date of Grantee’s death following such Separation from Service.

8.Independent Legal and Tax Advice.  The Company and its employees do not provide any tax or legal advice to Grantee or any other person.  Grantee is encouraged to consult with a personal tax advisor and legal counsel.

9.Withholding of Taxes.  The Company shall have the right to (a) make deductions from the cash otherwise deliverable upon payment for the vested Adjusted Phantom Shares in an amount sufficient to satisfy all required withholding of any federal, state, local or foreign taxes, or (b) take such other action as deemed necessary or appropriate to satisfy any withholding obligations.

10.General.

10.1.Nontransferability of Phantom Shares.  The Phantom Shares are not transferable or assignable by Grantee in any respect, other than by will or the laws of descent and distribution.  No right to any payment that may be provided hereunder to Grantee shall be liable for, or subject to, any debts, contracts, liabilities, damages, losses, or torts of the Grantee unless and until actually paid to or on behalf of Grantee by the Company.

10.2.Grantee’s Acknowledgments.  Grantee hereby accepts this Agreement subject to all of its terms and provisions.  Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate under the Plan, with respect to any questions or determinations arising under this Agreement.

10.3.No Guarantee of Employment.  No Phantom Share shall confer upon Grantee any right to continued Employment with the Company or any Affiliate.

10.4.Notices.  All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either party to the other party, or to their permitted transferees if applicable.  Notices shall be effective upon receipt.

10.5.Amendment and Termination.  No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Grantee and the Company.

10.6.Severability.  In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.  Words of either gender used in this Agreement shall be construed to include the other gender, and words in the singular number shall be construed to include the plural, and vice versa, unless the context requires otherwise.

10.7.Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of Grantee against the Company or an Affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

10.8.Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns as permitted under the Plan.

10.9.Supersedes Prior Agreements.  This Agreement shall supersede any prior agreements, promises, understandings, and representations, oral or written, between the Company (including its employees, agents and Affiliates) and the Grantee regarding the terms and conditions of the Phantom Shares hereunder.

10.10.Governing Law.  The Agreement shall be construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, to the extent federal law does not supersede and preempt Delaware law.

11.Definitions and Other Terms.  The following capitalized terms shall have those meanings set forth opposite them:

11.1.Grantee:  ___________

11.2.Grant Date:  __________,_____

11.3.Number of Phantom Shares Granted:  ___________

11.4.Vesting Schedule:  None of the Phantom Shares covered by this Agreement shall vest on the Grant Date.  Subject to earlier vesting pursuant to Section 5 above, if the Grantee remains in continuous Employment from the Grant Date, all of the Phantom Shares shall vest on __________,_____ (the “Vesting Date”).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Grantee has hereunto executed this Agreement.

ATTEST:	CALLON PETROLEUM COMPANY

By: _______________________________	By: _______________________________
B. F. Weatherly Corporate Secretary	Fred L. Callon President and Chief Executive Officer
Date: __________,_____	Date: __________,_____

Address for Notices:

200 North Canal Street

Natchez, MS 39120

Attention: Corporate Secretary

Accepted and Agreed:

GRANTEE

Signature:	Date:

Address for Notices: